EXHIBIT 10.11

South Coast Air Quality Management District	Contract No. 08294 Standard

This Contract consists of 18 pages.

1.
PARTIES - The parties to this Contract are the South Coast Air Quality Management District (referred to here as “AQMD”) whose address is 21865 Copley Drive, Diamond Bar, California 91765-4178, and Balqon Corporation (referred to here as “CONTRACTOR”) whose address is 1701 East Edinger Avenue, Unit E-3, Santa Ana, California 92705.

2.	RECITALS

A.
AQMD is the local agency with primary responsibility for regulating stationary source air pollution in the South Coast Air Basin in the State of California. AQMD is authorized to enter into this Contract under California Health and Safety Code Section 40489. AQMD desires to contract with CONTRACTOR for services described in Attachment 1 - Statement of Work, attached here and made a part here by this reference. CONTRACTOR warrants that it is well-qualified and has the experience to provide such services on the terms set forth here.

B.	CONTRACTOR is authorized to do business in the State of California and attests that it is in good tax standing with the California Franchise Tax Board.

C.	All parties to this Contract have had the opportunity to have this Contract reviewed by their attorney.
.
D.	CONTRACTOR agrees to obtain the required licenses, permits, and all other appropriate legal authorizations from all applicable federal, state and local jurisdictions and pay all applicable fees.

3.	PERFORMANCE REQUIREMENTS

A.
CONTRACTOR warrants that it holds all necessary and required licenses and permits to provide these services. CONTRACTOR further agrees to immediately notify AQMD in writing of any change in its licensing status.

B.
CONTRACTOR shall submit reports to AQMD as outlined in Attachment 1 - Statement of Work. All reports shall be submitted in an environmentally friendly format: recycled paper; stapled, not bound; black and white, double-sided print; and no three-ring, spiral, or plastic binders or cardstock covers. AQMD reserves the right to review, comment, and request changes to any report produced as a result of this Contract.

C.
CONTRACTOR shall perform all tasks set forth in Attachment 1 - Statement of Work, and shall not engage, during the term of this Contract, in any performance of work that is in direct or indirect conflict with duties and responsibilities set forth in Attachment 1 - Statement of Work.

D.
CONTRACTOR shall be responsible for exercising the degree of skill and care customarily required by accepted professional practices and procedures subject to AQMD’s final approval which AQMD will not unreasonably withhold. Any costs incurred due to the failure to meet the foregoing standards, or otherwise defective services which require re-performance, as directed by AQMD, shall be the responsibility of CONTRACTOR. CONTRACTOR’S failure to achieve the performance goals and objectives stated in Attachment 1- Statement of Work, is not a basis for requesting re-performance unless work conducted by CONTRACTOR is deemed by AQMD to have failed the foregoing standards of performance.

E.	CONTRACTOR shall ensure, through its contracts with any subcontractor(s) that employees and agents performing under this Contract shall abide by the requirements set forth in this clause.

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4.
TERM - The term of this Contract is from the date of execution by both parties to May 31, 2010, unless further extended by amendment of this Contract in writing. No work shall commence until this Contract is fully executed by all parties.

5.	TERMINATION

A.
In the event any party fails to comply with any term or condition of this Contract, or fails to provide services in the manner agreed upon by the parties, including, but not limited to, the requirements of Attachment 1 - Statement of Work, this failure shall constitute a breach of this Contract. The non-breaching party shall notify the breaching party that it must cure this breach or provide written notification of its intention to terminate this contract. Notification shall be provided in the manner set forth in Clause 10. The non-breaching party reserves all rights under law and equity to enforce this contract and recover damages.

B.
AQMD reserves the right to terminate this Contract, in whole or in part, without cause, upon thirty (30) days’ written notice. Once such notice has been given, CONTRACTOR shall, except as and to the extent or directed otherwise by AQMD, discontinue any Work being performed under this Contract and cancel any of CONTRACTOR’S orders for materials, facilities, and supplies in connection with such Work, and shall use its best efforts to procure termination of existing subcontracts upon terms satisfactory to AQMD. Thereafter, CONTRACTOR shall perform only such services as may be necessary to preserve and protect any Work already in progress and to dispose of any property as requested by AQMD.

C.
CONTRACTOR shall be paid in accordance with this Contract for all Work performed before the effective date of termination under Clause 5.B. Before expiration of the thirty (30) days’ written notice, CONTRACTOR shall promptly deliver to AQMD all copies of documents and other Information and data prepared or developed by CONTRACTOR under this Contract with the exception of a record copy of such materials, which may be retained by CONTRACTOR.

6.	INSURANCE

A.
CONTRACTOR shall furnish evidence to AQMD of workers’ compensation insurance for each of its employees, in accordance with either California or other states’ applicable statutory requirements prior to commencement of any work on this Contract.

B.
CONTRACTOR shall furnish evidence to AQMD of general liability insurance with a limit of at least $1,000,000 per occurrence, and $2,000,000 in a general aggregate prior to delivery of vehicle included in this Contract. AQMD shall be named as an additional insured on any such liability policy, and thirty (30) days written notice prior to cancellation of any such insurance shall be given by CONTRACTOR to AQMD.

C.
CONTRACTOR shall furnish evidence to AQMD of automobile liability insurance with limits of at least $100,000 per person and $300,000 per accident for bodily injuries, and $50,000 in property damage, or $1,000,000 combined single limit for bodily injury or property damage, prior to commencement of any work on this Contract.

D.
If CONTRACTOR fails to maintain the required insurance coverage set forth above, AQMD reserves the right either to purchase such additional insurance and to deduct the cost thereof from any payments owed to CONTRACTOR or terminate this Contract for breach.

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E.	All insurance certificates should be mailed to: AQMD Risk Management, 21865 Copley Drive, Diamond Bar, CA 91765-4178. The AQMD Contract Number must be included on the face of the certificate.

F.
CONTRACTOR must provide updates on the insurance coverage throughout the term of the Contract to ensure that there is no break in coverage during the period of contract performance. Failure to provide evidence of current coverage shall be grounds for termination for breach of Contract.

7.
INDEMNIFICATION - CONTRACTOR agrees to hold harmless, indemnify, and defend AQMD, its officers, employees, agents, representatives, and successors-in-interest against any and all loss, damage, cost, or expenses which AQMD, its officers, employees, agents, representatives, and successors-in-interest may incur or be required to pay by reason of any injury or property damage caused or incurred by CONTRACTOR, its employees, subcontractors, or agents as a result of the performance of this Contract.

8.	PAYMENT

A.
AQMD shall pay CONTRACTOR a not-to-exceed fixed price amount of Three Hundred Thousand Dollars ($300,000) for work performed under this Contract in accordance with Attachment 2 - Payment Schedule, attached here and included here by reference. Payment shall be made by AQMD to CONTRACTOR within thirty (30) days after approval by AQMD of an invoice prepared and furnished by CONTRACTOR showing services performed and referencing tasks and deliverables as shown in Attachment 1 - Statement of Work, and the amount of charge claimed. Each invoice must be prepared in duplicate, on company letterhead, and list AQMD’s Contract number, period covered by invoice, and CONTRACTOR’S social security number or Employer Identification Number and submitted to: South Coast Air Quality Management District, Attn: Naveen Berry.

B.	AQMD reserves the right to disallow charges when the invoiced services are not performed satisfactorily in AQMD sole judgment.

C.	Upon AQMD Governing Board approval, CONTRACTOR shall have first right of refusal to purchase the Electric Yard Hostler at fair market value through the AQMD surplused equipment process.

9.
RIGHT TO PUBLISH REPORT AND DOCUMENTS - Title and full ownership rights to any documents or reports developed under this Contract, as contained in Task 3 of the Statement of Work, shall at all times remain with AQMD.

A.
Rights of Technical Data - AQMD shall have the unlimited right to use technical data, including material designated as a trade secret, resulting from the performance of services by CONTRACTOR under this Contract. AQMD agrees to not disseminate proprietary technical data outside the AQMD without CONTRACTOR’S written consent. CONTRACTOR shall have the right to use technical data for its own benefit.

	B.	Copyright - CONTRACTOR agrees to grant AQMD a royalty-free, nonexclusive, irrevocable license to produce, translate, publish, use, and dispose of all copyrightable material.

10.
NOTICES - Any notices from either party to the other shall be given in writing to the attention of the persons listed below, or to other such addresses or addressees as may hereafter be designated in writing for notices by either party to the other. Notice shall be given by certified, express, or registered mail, return receipt requested, and shall be effective as of the date of receipt indicated on the return receipt card.

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AQMD:	South Coast Air Quality Management District 21865 Copley Drive Diamond Bar, CA 91765-4178 Attn: Naveen Berry

CONTRACTOR:	Balqon Corporation 1701 East Edinger Avenue, Unit E-3 Santa Ana, California 92705 Attn: B. Samra

11.	EMPLOYEES OF CONTRACTOR

A.
CONTRACTOR, its officers, employees, agents, representatives or subcontractors shall in no sense be considered employees or agents of AQMD, nor shall CONTRACTOR, its officers, employees, agents, representatives or subcontractors be entitled to or eligible to participate in any benefits, privileges, or plans, given or extended by AQMD to its employees.

B.
AQMD requires CONTRACTOR to be in compliance with all state and federal laws and regulations with respect to CONTRACTOR’S employees throughout the term of this Contract, including state minimum wage laws and OSHA requirements.

12.	CONFIDENTIALITY - It is expressly understood and agreed that AQMD may designate in a conspicuous manner the information which CONTRACTOR obtains from AQMD as confidential. CONTRACTOR agrees to:

.	A
Observe complete confidentiality with respect to such information, including without limitation, agreeing not to disclose or otherwise permit access to such information by any other person or entity in any manner whatsoever, except that such disclosure or access shall be permitted to employees or subcontractors of CONTRACTOR requiring access in fulfillment of the services provided under this Contract.

B.
Ensure that CONTRACTOR’S officers, employees, agents, representatives, and independent contractors are informed of the confidential nature of such information and to assure by agreement or otherwise that they are prohibited from copying or revealing, for any purpose whatsoever, the contents of such information or any part thereof, or from taking any action otherwise prohibited under this clause.

C.
Not use such information or any part thereof in the performance of services to others or for the benefit of others in any form whatsoever whether gratuitously or for valuable consideration, except as permitted under this Contract.

D.
Notify AQMD promptly and in writing of the circumstances surrounding any possession, use, or knowledge of such information or any part thereof by any person or entity other than those authorized by this clause.

E.
Take at CONTRACTOR expense, but at AQMD’s option and in any event under AQMD’s control, any legal action necessary to prevent unauthorized use of such information by any third party or entity which has gained access to such information at least in part due to the fault of CONTRACTOR.

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	F.	Take any and all other actions necessary or desirable to assure such continued confidentiality and protection of such information.

	G.	Prevent access to such information by any person or entity not authorized under this Contract.

	H.	Establish specific procedures in order to fulfill the obligations of this clause.

	I.	Notwithstanding the above, nothing herein is intended to abrogate or modify the provisions of Government Code Section 6250 et.seq. (Public Records Act).

13.	PUBLICATION

A.
AQMD shall have the right of prior written approval of any document which shall be disseminated to the public by CONTRACTOR in which CONTRACTOR utilized information obtained from AQMD in connection with performance under this Contract.

B.
Information, data, documents, or reports developed by CONTRACTOR for AQMD, pursuant to this Contract, shall be part of AQMD public record unless otherwise indicated. CONTRACTOR may use or publish, at its own expense, such information provided to AQMD. The following acknowledgment of support and disclaimer must appear in each publication of materials, whether copyrighted or not, based upon or developed under this Contract.

This report was prepared as a result of work sponsored, paid for, in whole or in part, by the South Coast Air Quality Management District (AQMD). The opinions, findings, conclusions, and recommendations are those of the author and do not necessarily represent the views of AQMD. AQMD, its officers, employees, contractors, and subcontractors make no warranty, expressed or implied, and assume no legal liability for the information in this report. AQMD has not approved or disapproved this report, nor has AQMD passed upon the accuracy or adequacy of the information contained herein.

	C.	CONTRACTOR shall Inform its officers, employees, and subcontractors involved in the performance of this Contract of the restrictions contained herein and require compliance with the above.

14.
NON-DISCRIMINATION - In the performance of this Contract, CONTRACTOR shall not discriminate in recruiting, hiring, promotion, demotion, or termination practices on the basis of race, religious creed, color, national origin, ancestry, sex, age, or physical or mental disability and shall comply with the provisions of the California Fair Employment & Housing Act (Government Code Section 12900 et seq.), the Federal Civil Rights Act of 1964 (P.L. 88-352) and all amendments thereto, Executive Order No. 11246 (30 Federal Register 12319), and all administrative rules and regulations issued pursuant to said Acts and Order. CONTRACTOR shall likewise require each subcontractor to comply with this clause and shall include in each such subcontract language similar to this clause.

15.
SOLICITATION OF EMPLOYEES - CONTRACTOR expressly agrees that CONTRACTOR shall not, during the term of this Contract, nor for a period of six months after termination, solicit for employment, whether as an employee or independent contractor, any person who is or has been employed by AQMD during the term of this Contract without the consent of AQMD.

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16.
PROPERTY AND SECURITY - Without limiting CONTRACTOR obligations with regard to security, CONTRACTOR shall comply with all the rules and regulations established by AQMD for access to and activity in and around AQMD premises.

17.
ASSIGNMENT - The lights granted hereby may not be assigned, sold, licensed, or otherwise transferred by either party without the prior written consent of the other, and any attempt by either party to do so shall be void upon inception.

18.
NON-EFFECT OF WAIVER - The failure of CONTRACTOR or AQMD to insist upon the performance of any or all of the terms, covenants, or conditions of this Contract, or failure to exercise any rights or remedies hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such terms, covenants, or conditions, or of the future exercise of such rights or remedies, unless otherwise provided for herein.

19.	ATTORNEYS’ FEES - In the event any action is filed in connection with the enforcement or interpretation of this Contract, each party shall bear its own attorneys’ fees and costs.

20.
FORCE MAJEURE - Neither AQMD nor CONTRACTOR shall be liable or deemed to be in default for any delay or failure in performance under this Contract or interruption of services resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, strikes, labor disputes, shortages of suitable parts, materials, labor or transportation, or any similar cause beyond the reasonable control of AQMD or CONTRACTOR.

21.
SEVERABILITY - In the event that any one or more of the provisions contained in this Contract shall for any reason be held to be unenforceable in any respect by a court of competent jurisdiction, such holding shall not affect any other provisions of this Contract, and the Contract shall then be construed as if such unenforceable provisions are not a part hereof.

22.
HEADINGS - Headings on the clauses of this Contract are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Contract.

23.	DUPLICATE EXECUTION - This Contract is executed in duplicate. Each signed copy shall have the force and effect of an original.

24.
GOVERNING LAW - This Contract shall be construed and interpreted and the legal relations created thereby shall be determined in accordance with the laws of the State of California. Venue for resolution of any disputes under this Contract shall be Los Angeles County, California.

25.	ROYALTY FEE

A.
In partial consideration of AQMD’s issuance of this Contract, and its inducement for future sales of Yard Hostlers and Electric Trucks (defined as United States Department of Transportation Class 8 heavy duty trucks with Gross Vehicle Weights equal to or greater than 33,000 pounds) for general commercial sates and use (“Electric Vehicles”), following the effective date of this Contract, CONTRACTOR (which for purposes of this Paragraph 25 shall include any successor by sale or merger to CONTRACTOR and any assignee or licensee of its technology for Electric Vehicles) shall pay to AQMD a royalty fee of One Thousand Dollars ($1,000) per Electric Vehicle sold or leased by CONTRACTOR (“Royalty Fee”) to a purchaser or lessee other than the AQMD and the City of Los Angeles. Within sixty (60) days after the end of each 12 month period from the date of execution of this CONTRACT, CONTRACTOR shall submit to AQMD a written statement identifying each sale or lease of an Electric Vehicle during the previous calendar year, the purchaser/lessee and status of payment or lease. For purposes of this clause, “sale” shall mean an agreement to purchase with or without payment being made therefore and “lease” shall mean an agreement to lease with or without payment being made therefore. AQMD may audit such written statements upon ten (10) days’ written notice to CONTRACTOR.

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B.
The amount of the Royalty Fee shall, at the end of each five (5) year period after CONTRACTOR’S delivery of the Electric Trucks possessing specifications and features in accordance with Attachment 1 - Statement of Work and approved in writing by AQMD (the “First Production Date”), be adjusted up or down based on the inflation or deflation rate for that five-year period, as measured by the change in the Producer Price Index during that five-year period. The Producer Price Index shall mean and refer to that table in the Producer Price Index published by the United States Department of Labor, Bureau of Labor Statistics (Index 2007 = 100). If such index is discontinued, then any successor Producer Price Index of the United States Bureau of Labor Statistics, or successor agency thereto, shall be used, and if there is no successor Producer Price Index, the parties shall designate a substitute index or formula. In addition, AQMD agrees to meet and confer with CONTRACTOR at the end of each such five-year period regarding whether downward adjustments to the Royalty Fee are warranted in light of circumstances at the time if the Royalty Fee is at a level that makes the sale of Electric Vehicles or the license of electric vehicle technology by CONTRACTOR not commercially feasible.

C.
CONTRACTOR shall use its best efforts to market Electric Vehicles itself or through third parties retained by or on its behalf or to make the technology available through licensees through the end of the aforementioned royalty period. It is the intent of the AQMD and CONTRACTOR that commercially feasible Electric Vehicles be available for use in Southern California.

D.
This Agreement is intended to be interpreted in a commercially reasonable way so as to (i) enhance the availability of commercially feasible Electric Vehicles in Southern California, (ii) facilitate profitable business opportunities for CONTRACTOR, and (iii) continue royalty income to AQMD.

E.
AQMD and CONTRACTOR expressly agree that this clause and the rights and obligations comprising such provision, including but not limited to CONTRACTOR’s obligations to pay Royalty Fees to AQMD, including Paragraph 25B, above, shall survive the expiration of this Agreement and that CONTRACTOR shall have a continuing obligation to pay such Royalty Fees.

26.	CITIZENSHIP AND ALIEN STATUS

A.
CONTRACTOR warrants that it fully complies with all laws regarding the employment of aliens and others, and that its employees performing services hereunder meet the citizenship or alien status requirements contained in federal and state statutes and regulations including, but not limited to, the immigration Reform and Control Act of 1986 (P.L. 99-603). CONTRACTOR shall obtain from all covered employees performing services hereunder all verification and other documentation of employees’ eligibility status required by federal statutes and regulations as they currently exist and as they may be hereafter amended. CONTRACTOR shall have a continuing obligation to verify and document the continuing employment authorization and authorized alien status of employees performing services under this Contract to insure continued compliance with all federal statutes and regulations.

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	B.	Notwithstanding paragraph A above, CONTRACTOR, in the performance of this Contract, shall not discriminate against any person in violation of 8 USC Section 1324b.

C.
CONTRACTOR shall retain such documentation for all covered employees for the period described by law. CONTRACTOR shall indemnify, defend, and hold harmless AQMD, its officers and employees from employer sanctions and other liability which may be assessed against CONTRACTOR or AQMD, or both in connection with any alleged violation of federal statutes or regulations pertaining to the eligibility for employment of persons performing services under this Contract.

27.	APPROVAL OF SUBCONTRACT

A.
If CONTRACTOR intends to subcontract a portion of the work under this Contract, written approval of the terms of the proposed subcontract(s) shall be obtained from AQMD’s Executive Officer or designee prior to execution of the subcontract. No subcontract charges will be reimbursed unless such approval has been obtained.

B.
Any material changes to the subcontract(s) that affect the scope of work, deliverable schedule, and/or cost schedule shall also require the written approval of the Executive Officer or designee prior to execution.

C.
The sole purpose of AQMD’s review is to insure that AQMD’s contract rights have not been diminished in the subcontractor agreement. AQMD shall not supervise, direct, or have control over, or be responsible for, subcontractor’s means, methods, techniques, work  sequences or procedures or for the safety precautions and programs incident thereto, or for any failure of subcontractor to comply with any local, state, or federal laws, or rules or regulations.

28.
ENTIRE CONTRACT - This Contract represents the entire agreement between the parties hereto related to CONTRACTOR providing services to AQMD and there are no understandings, representations, or warranties of any kind except as expressly set forth herein. No waiver, alteration, or modification of any of the provisions herein shall be binding on any party unless in writing and signed by the party against whom enforcement of such waiver, alteration, or modification is sought.

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IN WITNESS WHEREOF, the parties to this Contract have caused this Contract to be duly executed on their behalf by their authorized representatives.

SOUTH COAST AIR QUALITY MANAGEMENT DISTRICT		BALQON CORPORATION

By:		By:
		Name:	BALWINDER SAHRA
	Dr. William A. Burke, Chairman, Governing Board	Title:	PRESIDENT/CEO

Date:	5/15/08	Date:	MAY 14TH, 2008

ATTEST:
Saundra McDaniel, Clerk of the Board

By:

APPROVED AS TO FORM:
Kurt R. Wiese, District Counsel

By:

// Standard Boilerplate
Last Updated: 5 September 2006

ATTACHMENT 1
STATEMENT OF WORK FOR
BALQON CORPORATION
YARD HOSTLER

In December 2006, the Governing Board awarded a contract to co-sponsor with POLA the development and demonstration of an electric tow tractor for container movement within and around the Port. Based on the original scope of work, an on-road truck chassis with a longer wheelbase was developed and is currently undergoing rigorous testing. Testing completed to date clearly shows that the vehicle is able to tow up to 68,000 pounds and is capable of achieving 35 mph top speed. On-road testing has not yet been initiated, since an experimental permit has not yet been issued by the Department of Transportation. However, as anticipated by staff, the design of the tow tractor, with consideration for the electric components, is well suited for a yard hostler application, but will require a shorter wheelbase. Testing completed to date has verified that the performance capabilities exceed the typical duty-cycle requirements of a yard hostler, but in-use testing is required to determine the effect of operation and recharge cycles on battery life.

This project is to purchase an electric yard hostler that can replace existing diesel trucks to transport containers within marine terminals and other off-port warehousing applications. The vehicle will be used to establish a “loaner” program to allow multiple terminal operators to test the vehicle in anticipation of a purchase. The proposed hostler is expected to have fast-charging, a maximum speed of 35 mph, and a range of 40 miles per charge. The design of the hostler will provide sufficient torque and power required to tow up to a 60,000 lb cargo container. The design goals are well in excess of typical yard hostlers that have an average use of less than 15 miles per day and a top speed of less than 20 miles per hour. The proposal includes installation of a fast charger that can be moved to numerous sites, as well as maintenance for the electric hostler. The purchase of the electric yard hostler to initiate a demonstration/“loaner” program will enable additional cargo handling entities to experience an electric yard hostler in actual operation. These include other terminal locations within the two ports as well as off-port warehousing operations. Such a “loaner” program will provide owner/operators with “hands-on” exposure to a fully functional electric yard hostler, as well as the recharging protocol prior to any purchase. Specifically, fleet operators will gain experience regarding the performance of electric yard hostler in terms of drivability, range, fuel and maintenance cost savings, and overall comfort as compared to corresponding diesel yard hostlers. Each participant in the demonstration program could have use of the electric yard hostler for a 30- to 45-day period.

The following tasks will be completed during the 24 month project:

1.	Delivery of a Completed Electric Yard Hostler	Duration 180 Days

CONTRACTOR will provide a fully operation yard hostler, known as Balqon’s Nautilus E-20 Model, which has the following specifications:

Max Speed	30 Miles
Turning Radius	21 Feet
Braking	Air Brakes
Gradeability	10% No Load
Tow Capacity	60,000 lbs
Range	30 miles between charges
Battery	Lead Acid - Deep Cycle traction; 140 Kwhr	5 Year Warranty; Forced Air Cooling; Single Point Battery Watering System; Additional Replacement Battery Pack
Charger	Off Board - 80 KW; 4 Port; Max Port Output-100 amps	Includes Power Station Stand and Charging Cables
Charge Time	6-8 Hours	1 Hour Fast Charge - 60% Capacity
Controller	240 KW AC Traction; 230 VAC output; 336 VDC Input	Liquid Cooled; Remote Data Acquisition
Motor	230 VAC; 100 hp continuous duty traction
Drive Assembly	Dual Planetary Reduction; 70,000 lbs terminal rating; Split Brake Automatic, 4 speed, electronically controlled heavy duty transmission couple to electric motor	Dual Rear Wheel; 275/70R22.5 LRJ Tires

The vehicle shall have a 2 year warranty on the vehicle and accessories, and a 5 year prorated warranty on the batteries, including the replacement battery. Upon receipt of a fully operation yard hostler, AQMD will take title and ownership of the yard hostler.

2.	Maintenance & Charger Installation	Duration 24 months

CONTRACTOR shall provide maintenance/service that includes all preventative maintenance, including labor and material for a 24 month period after delivery of the vehicle. CONTRACTOR shall also conduct charger removal and installation for a minimum of 5 times at different demonstration sites. CONTRACTOR shall not be responsible for bringing appropriate utilities sufficient to operate the fast charger at the demonstration sites.

3.	Data Collection and Reporting

CONTRACTOR shall collect information on the yard hostler, including use (hours of usage and mileage daily, weekly and monthly; usage of replacement battery pack) charging (time and frequency, including opportunity charges) and maintenance/service (including regular maintenance of battery and other components, service calls and repairs, and log of upgrades/software changes to optimize operation). These reports should be submitted on a monthly basis for the term of the contract, as required by AQMD.

DELIVERABLES

1.	Updates

CONTRACTOR shall update AQMD Project Officer by voice or email weekly or as desired. Additionally, CONTRACTOR should schedule on a quarterly basis, face-to-face meetings of the project partners.

2.	Progress Reports

CONTRACTOR shall provide progress reports, to AQMD for review, comment, and approval. Two stapled copies of each progress reports due by the 10th of each reporting period and once a year, a 2 page summary report noted in item (5) below. CONTRACTOR shall submit one copy of each progress report to AQMD’s Project Officer and one copy to AQMD’s Contracts Administrator - Technology Advancement in conjunction with the invoice for the same period if applicable. Each progress report shall include, but not be limited to, the following:

a)	Reference to AQMD contract number, title of project and reporting time period, and the following subheadings and description thereof.

b)	Description of work completed during the reporting period, including a discussion of problems encountered and how those problems were resolved; and other relevant activities.

c)	When available, color photographs of the yard hostler in operation and any results that can be better transmitted photographically.

3.	Draft Report

Three stapled copies of draft final report shall be submitted for review, comment, and approval by the date specified in Attachment 2 - Payment Schedule. CONTRACTOR shall submit three copies of the draft final report to AQMD’s Program Officer, as well as an electronic copy in Microsoft Word format. This document shall be considered in the public domain, in conformance with the California Public Records Act (Government Code Section 6250 et seq.). Any trade secret information may be submitted to AQMD in a separate report in which the trade secret information is specifically identified. AQMD agrees to treat such trade secret information in accordance with its Public Records Act guidelines relating to trade secret information. AQMD shall complete its review of the draft final report within two months of its receipt from CONTRACTOR, through CONTRACTOR’S representative. The draft final report shall include, but not be limited to, the following:

a)	Reference to AQMD contract number, title of project and project period.

b)	Project background and objectives.

c)	An executive summary up to three pages in length to include:

•	a short, definitive statement of the problem/project;
•	objective of the project, including emission control objectives or goals;

	•	reference to AQMD Rules if applicable;
	•	subject of the project including the technology;
	•	conclusions (potential emissions impact, cost implications, and other implications);
	•	recommendations (design changes/optimization, other applications of the technology, and commercialization paths); and acknowledgment of all project sponsors.

d)	A detailed description of the scope of work. A copy of the statement of work should be attached as an Appendix.

e)
Analysis of data from testing and measurement of emissions, performance, durability, etc. should be in the main body of the report. The graphical presentation of the data analysis, particularly bar graphs, is recommended. The actual data and the testing protocols used should be attached as Appendices.

f)	Each Task proposed in the Statement of Work should have its own chapter. Findings or results of each task should be discussed in these chapters, and should include the following:

•	Discussion of actions completed
•	Discussion of risks and corrective actions
•	Task Performance

g)
Problems - A discussion of significant problems encountered during the contract and how they were resolved. If a problem is not resolved within 30 days and the converted vehicle is removed, a detailed explanation of issues and their subsequent resolution shall be included in the reports. If a problem was not resolved, the report shall contain an explanation of the technology’s shortcomings and the specific needs for technology advancement. Furthermore, CONTRACTOR shall specifically discuss the condition of the batteries, and overall utility of the vehicle by terminal operators.

h)	Results - A discussion of the expected project results versus what was actually achieved.

i)	Costs - A comparison and discussion of expected versus actual AQMD contract costs.

j)	Copies of news releases, media and technical articles on the project.

k)	Discussion of commercial feasibility of the technology including a (quantitative) cost comparison of the proposed technology with competing technologies. Key cost elements need to be identified

l)	Recommendations, including design and engineering requirements for the yard hostler to be further optimized.

4.	Final Report

CONTRACTOR shall submit three stapled originals as well as an electronic copy in Microsoft Word format of the final report incorporating AQMD’s comments, no later than the date specified in Attachment 2-Payment Schedule. This document shall be considered in the public domain, in conformance with the California Public Records Act (Government Code Section 6250 et seq.). Any trade secret information may be submitted to AQMD in a separate report in which the trade secret information is specifically identified. AQMD agrees to treat trade secret information in accordance with its Public Records Act guidelines relating to trade secret information.

5.	Two-Page Project Synopsis

CONTRACTOR shall submit a 2-page project synopsis, along with the final report. Attachment 3 to this contract provides the format and content to be used for this synopsis. In addition to a hard copy, CONTRACTOR shall provide the synopsis in an electronic version, using Microsoft WORD. All color photographs and images shall be embedded within the synopsis AND provided separately in digital format, such as .ppt, .tif. or .jpg, on a CD or sent electronically.

6.	Photo Documentation

CONTRACTOR shall provide to the AQMD a set of color photographs, documenting the entire project.

ATTACHMENT 2
PAYMENT SCHEDULE FOR
BALQON CORPORATION
YARD HOSTLER

The total amount of AQMD funding for this project shall not exceed $300,000.

	TASK	Scheduled Completion Date (From Contract Execution)	AQMD ($)
0.0	Contract Execution	0
1.0	Deliver	180 Days	280,000
	- Fully Operational Yard Hostler
	- Replacement Battery Pack
	- Fast Charger
2.0	Maintenance & Charger Installations	24 Months	15,000
3.0	Data Collection and Reporting, including		5,000
	- Draft Final Report	22 Months
	- Final Report	24 Months
	- 2-Page Project Synopsis	24 Months
	TOTAL		$300,000

Attachment 3
AQMD Contract #	Date of Publication (as month year)

Project Title

Contractor
Prime contractor and significant subcontractors.

Cosponsors
List cosponsors from highest contributor to lowest.

Project Officer
AQMD project manager name.

Background
This section is a brief introduction describing the need for the technology and/or clean fuel, as defined by rules and regulations / mandates of AQMD, ARB, EPA, DOE, etc. If applicable, describe other relevant factors, such as economic issues, energy savings, etc.

Project Objective
This section should briefly describe the project objectives as originally stated in the Board (or EO) letter. If the objective evolved significantly during the contracting procedure, it should be noted how and why.

Technology Description
This section describes the general principles of operation and emissions control approach of the technology and/or clean fuel involved in the project.

If applicable, discuss how the principle of operation differs from other, currently available equipment. This includes describing what the “advancement” actually is over currently available technologies.

Status
This section describes the status or progress of the project. If the project was completed, provide the date of completion and note that the final report is on file with complete technical details of the project. Describe major project events, such as the development / testing / delivery of hardware (if applicable). If the project was terminated or ended prematurely you still need to file this report. Regardless of how it ended, per SB 199 you must describe any unanticipated problems that were encountered during the project, and how they were (or were not) resolved. If “fatal” problems were encountered, this section will be the heart of the report, since it would be unlikely that major benefits or emissions reductions were realized in a terminated project.

Picture of technology that has been supported with AQMD/Technology Advancement cosponsorship, if applicable. The picture, preferably a photograph, should clearly illustrate the technology. The size of the image should be about 3x3 to fit this two column format. The picture of the technology should be positioned on the front page

Results
This section summarizes all available emissions results and key performance characteristics. Performance is meant in the broadest terms, including (as applicable) emissions, energy efficiency, operation and maintenance requirements, overall environmental impacts, and performance tradeoffs. The primary emphasis of this section is the presentation of project data.

Performance results should be summarized using clear, graphical depictions whenever possible:

Graph or table summarizing key performance characteristics. Graphs are preferred over tables when possible. Graphical data presented should show the most representative data of the project‘s/technology’s performance. One graph would be preferred, but no more than two data presentations in this document

Measured performance is to be compared with the objectives/goals set for the project. Comparisons should focus on targeted emissions reductions and/or other key performance goals (e.g. range for electric vehicles).

There should also be a brief discussion of performance tradeoffs. That is, did achieving one performance characteristic goal, such as missions, compromise another performance characteristic, such as efficiency.

Benefits
This section crystallizes the above-noted performance characteristics into project benefits, e.g., reduced emissions, increased efficiency, reduced global warming gases, or other environmental benefits. The potential emissions inventory impact of this technology applied in the South Coast Air Basin must be estimated based on performance results of this project and some estimate of market penetration (concisely State assumptions).

It clearly describes how those actual benefits compare with the benefits that were anticipated at the project’s start. Be as detailed as possible, including discussion of overall environmental impacts and benefits. Address the question of whether the technology may reduce an air pollutant while improving (or worsening) problems with water pollution, solid waste, global warming, toxic emissions, etc.

Project Costs
This brief section describes the actual costs of the program (AQMD’s funding contribution as well as the overall cost sharing) and how they compare with the originally projected costs of the project as stated in the Board (or EO) letter. Cost information can be presented graphically, in a table, or in paragraph form. This section does not address cost effectiveness or cost of commercialization.

Commercialization and Applications
This section describes the anticipated or potential applications of the demonstrated technology and/or clean fuel. If applicable, discuss follow on projects to further improve the technology. If available or applicable, discuss expected costs of control and cost-effectiveness in the context of currently available technologies. Cost data should be noted as estimates or projections, especially since TA projects are often “first of a kind.”

Prospects for commercialization should include a discussion of the potential size of the target or primary market, and if there is another market segment or application that could use the technology. Discussion of the commercial status of the technology should address questions such as: (1) how close to a commercial product is it; (2) what work remains to bring it to market; (3) when could it be made commercially available and competitive; and (4) what barriers remain before the technology can be commercialized.